Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated November 30, 2020, on the financial statements of BlueBay Destra International Event-Driven Credit Fund (formerly known as Destra International & Event-Driven Credit Fund), for the year ended September 30, 2020 included in this Registration Statement on Form N-2 filed pursuant to Rule 486(a), and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Chicago, Illinois

May 7, 2021